As filed with the Securities and Exchange Commission on July 14, 2003

Registration No. 333-103227

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 5
TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WIRE ONE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	5065	77-0312442
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

225 Long Avenue
Hillside, New Jersey 07205
(973) 282-2000
(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

Richard Reiss
Chief Executive Officer
Wire One Technologies, Inc.
225 Long Avenue
Hillside, New Jersey 07205
(973) 282-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael J.W. Rennock, Esq.
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
(212) 468-8000

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maxi mum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (7)

Common Stock, $0.0001 par value per share(1)	3,304,612	$1.75(5)	$5,783,071(5)	$532

Common Stock, $0.0001 par value per share(2)	74,676	$2.47(6)	$184,076(6)	$15

Common Stock, $0.0001 par value per share(3)	248,874	$1.75(5)	$435,530(5)	$40

Common Stock, $0.0001 par value per share(4)	100,000	$2.47(6)	$247,000(6)	$20

(1)
Pursuant to the issuance under the Note and Warrant Purchase Agreement, dated as of December 17, 2002 and as amended May 12, 2003 of subordinated convertible notes in the aggregate principal amount of $4,888,000 bearing interest at the rate of eight percent per annum and warrants to purchase an aggregate of 814,668 shares of common stock, includes: (i) the 2,036,667 shares of common stock issuable upon the conversion of such subordinated convertible notes at a conversion price of $2.40 per share, (ii) the 814,668 shares of common stock issuable upon exercise of such outstanding warrants, and (iii) 527,953 shares of common stock reserved for issuance as payment of interest on the subordinated convertible notes, which interest may be paid in cash or in common stock at the option of the Registrant. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities issuable pursuant to the anti-dilution provisions of these notes from stock splits, stock dividends or similar transactions.

(2)	Represents 74,676 shares of common stock issued as payment of default interest on the subordinated convertible notes.
(3)
Represents (i) shares of common stock with piggyback rights on this offering and (ii) shares of common stock issuable upon exercise of outstanding warrants with piggyback rights on this offering. Pursuant to Rule 416, this registration statement shall be deemed to cover any additional securities issuable pursuant to the anti-dilution provisions of these warrants from stock splits, stock dividends or similar transactions.

(4)	Represents shares of common stock issuable upon exercise of outstanding warrants with piggyback rights on this offering. Pursuant to Rule 416, this registration statement shall be deemed to cover any additional securities issuable pursuant to the anti-dilution provisions of these warrants from stock splits, stock dividends or similar transactions.
(5)
Estimated solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the common stock as reported by the Nasdaq National Market on February 12, 2003 in accordance with Rule 457 under the Securities Act of 1933.

(6)	Estimated solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the common stock as reported by the Nasdaq National Market on July 1, 2003 in accordance with Rule 457.
(7)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form S-3 (File No. 333-103227) consists solely of the refiling of Exhibit 5.1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillside, State of New Jersey, on July 14, 2003.

WIRE ONE TECHNOLOGIES, INC.

By:	/s/ Richard Reiss

Richard Reiss Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature		Title

/s/ Richard Reiss		Chairman and Chief Executive Officer (Principal Executive Officer)

Richard Reiss

/s/ Christopher Zigmont*		Chief Financial Officer (Principal Financial and Accounting Officer)

Christopher Zigmont

/s/ Leo Flotron*		President and Chief Operating Officer and Director

Leo Flotron

/s/ Jonathan Birkhahn*		Director

Jonathan Birkhahn

/s/ Michael Sternberg*		Director

Michael Sternberg

/s/ James Kuster*		Director

James Kuster

/s/ Dean Hiltzik*		Director

Dean Hiltzik

/s/ Michael Toporek*		Director

Michael Toporek

/s/ Lewis Jaffe		Director

Lewis Jaffe

*By:	/s/ Richard Reiss

Richard Reiss
attorney-in-fact

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